TIFFANY & CO.

Code of Conduct

TIFFANY & CO.
CODE OF BUSINESS AND ETHICAL CONDUCT
FOR DIRECTORS, THE CHIEF EXECUTIVE OFFICER,
THE CHIEF FINANCIAL OFFICER AND ALL OTHER OFFICERS OF THE COMPANY

Directors of the Company, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and all other officers of the Company1 (collectively, "Insiders" and each, an "Insider") hold an important and elevated role in corporate governance. Accordingly, this Code provides principles to which Insiders are expected to adhere and to advocate in the performance of their corporate duties:

1.
Insiders must always promote honest and ethical conduct, including by addressing actual or apparent conflicts of interest in personal and professional relationships in accordance with applicable ethical standards and laws. Any actual or apparent conflict of interest, or any transaction or relationship that reasonably could be expected to give rise to such a conflict of interest or that would otherwise bear on the Insider’s independence of judgment, should be reported to the General Counsel or, in the case of the General Counsel, to the CEO. Although it is difficult to set forth all the possible situations that might be considered as conflicting with the Company’s interest, the following are examples of impermissible conflicts:

•	Accepting compensation (in any form) for services performed for the Company from any source other than the Company;

•	Engaging in activities in which it is probable that the Insider will be asked or encouraged to provide confidential information of the Company;

•	Rendering services in any capacity, such as a director, officer, employee or consultant, to any person or firm that competes with the Company; or

•	Using the Company’s property, information acquired in the course of the Insider’s duties, or the Insider’s Company position for personal advantage.

2.
Insiders must not (i) solicit or accept for personal benefit (or direct to any third party) any opportunity that might otherwise accrue to the Company or that is discovered through the use of Company property, information or the individual’s position as an Insider or (ii) compete with the Company for business opportunities.

3.
Insiders must act in good faith and with due care, integrity, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated, and in accordance with their fiduciary duties under applicable state law. In furtherance of the foregoing, Directors should disclose to the Board all non-public information in a Director’s possession that is material to any matter under consideration by the Board; if such disclosure cannot be made (e.g., because of a competing fiduciary duty to a third party), the applicable Director should notify the General Counsel in advance and abstain from discussing and voting on the matter under consideration.

4.	Insiders must comply with applicable laws, rules and regulations.

5.
Consistent with their obligations under applicable law, Insiders must ensure the Company provides full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with or submits to the U.S. Securities and Exchange Commission and in other public communications.

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1 The term "all other officers of the Company" refers to those who are designated by the Board of Directors of Tiffany & Co., a Delaware corporation, as executive officers or officers for purposes of Section 16 of the Securities and Exchange Act.

TIFFANY & CO.

6.
Insiders must respect and maintain the confidentiality of Company information and any other non-public information about the Company or any other third party (including the Company’s customers, partners, vendors and employees) acquired in the course of the Insider’s duties except when expressly authorized by Company policy or legally obligated to disclose such information. If any Insider is so obligated, he or she must, to the extent not prohibited by law, notify the General Counsel prior to making such disclosure, and shall cooperate with the Company’s efforts to limit such disclosure. Notwithstanding the foregoing, Insiders are not prohibited from communicating or filing a charge or complaint with, providing information to, or participating in an investigation or proceeding conducted by, the U.S. Securities and Exchange Commission or any other federal, state or local government agency or commission, in each case without prior notice to the Company. This section is complementary and is to be read and observed in conjunction with the “Policy for Protection of Confidential Information” section of the Company’s Code of Business Conduct.

7.	Insiders must responsibly use and control all Company assets and resources employed by or entrusted to them.

8.
Insiders must not provide any item of value to assist in obtaining or retaining business or any business advantage for the Company, whether to government officials, vendors or others. Further, no Insider should seek or accept from any person gifts, cash payments or other “perks” which will influence or give the appearance of influencing any decision by the Insider as to any transaction, business relationship or the conduct of any business by the Company. This section is complementary and is to be read and observed in conjunction with the “Acceptance of Gifts” and “Payment and Gifts” sections of the Company’s Code of Business Conduct.

9.	Insiders must conform to policies established by the Board of Directors with respect to external communications and trading in the Company’s securities.

10.
Insiders must not take any action to influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

11.
Insiders must promptly report to the attention of the VP - Internal Audit, CFO, CEO and Audit Committee of the Board of Directors (through its chairperson) any violations of this Code or any suspected illegal, unethical or otherwise dishonest activities that could, in each case, reasonably be expected to have a material impact on the Company or its business, financial condition, results of operations or prospects.

12.	Any waiver of this code of ethics may only be made by the Board of Directors and must be promptly disclosed to the Company’s stockholders as and to the extent required by applicable law.

TIFFANY & CO.

Tiffany & Co. (and certain affiliated companies)
Business Conduct Policy - Worldwide

It is essential to the continued success of our Company that all employees understand and follow our Business Conduct Policy. This Policy was developed to ensure that all employees understand what the Company requires them to do with respect to several situations. Briefly, it can be summarized as follows:

1.
Confidential information must not be disclosed to people outside of the Company or retained upon termination of employment. This includes, but is not limited to, names and addresses of customers, financial data and vendor, advertising and design information. However, employees are not prohibited from communicating or filing a charge or complaint with, providing information to, or participating in an investigation or proceeding conducted by, a federal, state or local government agency or commission, in each case without notice to the Company. Nor are employees prohibited from disclosing certain information when exercising their statutory rights to organize or to act for their individual or mutual benefit under applicable law.

2.	Employees must safeguard customers’ and employees’ non-public personal information and comply with applicable privacy laws.

3.	All employees must comply with applicable laws and act honestly and ethically.

4.
No employee should have a conflict of interest. For example, no employee should have a financial interest in, or a loan from, one of our vendors, and no employee should work for one of our competitors. No employee should purchase merchandise or services directly from one of our vendors, suppliers, or contractors (unless such merchandise is generally available to the public, in which case such purchase shall be on generally available terms and conditions).

5.
Any employee in possession of material, non-public information must not buy or sell Tiffany & Co. securities or other publicly traded securities as to which that information is material, or permit any household member or representative to do so, and may not disclose that information to others unless authorized to do so.

6.	Employees should not accept business gifts or services from anyone where the value exceeds the equivalent of US$200.

7.	Employees are not allowed to bribe or provide anything of value to assist in obtaining or retaining business or any business advantage, whether to government officials, suppliers or others.

8.
Employees may not process or authorize any transaction involving themselves, their family or any member of their household. This would include but is not limited to, sales, credits and any type of disbursements.

9.	Employees may not use the employee discount for purchases on behalf of others or for resale. Employees may not purchase items from the employee stores with the intent to resell the merchandise.

10.	Employees may not share computer passwords or use another individual’s password.

11.	Employees are not permitted to expend Company funds to make political contributions except with the express permission of the Chief Executive Officer and General Counsel.

12.
Discrimination or harassment based on age, race, religion, creed, color, national origin, alienage or citizenship status, sex, marital status, sexual orientation, gender identity, genetic information, disability or any other legally protected characteristic is prohibited. Retaliation for filing a complaint

TIFFANY & CO.

of discrimination or harassment or participating in an investigation of such a complaint is likewise prohibited.

13.
Accounting, internal control and auditing concerns, or any violation of this Policy, must be reported directly to management; such concerns may also or alternatively be reported confidentially through the Company’s Alertline. Employees who report concerns or suspected violations in good faith will not be subject to retaliation. Employees have a duty to cooperate during an investigation of any such concerns or suspected violations.

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